Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 of this Registration Statement (Form S-4 No. 333-148630) and related joint proxy statement/prospectus and to the incorporation by reference herein of our reports dated February 27, 2007, with respect to the consolidated financial statements of AMIS Holdings, Inc., AMIS Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AMIS Holdings, Inc., included in AMIS Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, CA

February 7, 2008